Consent of Independent Certified Public Accountants


We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 relating to the registration of 14,444,067 shares of Common Stock, par value $.10 per share, of HEARx LTD. ("Registrant") of our report dated March 25, 1997, relating to the consolidated financial statements and schedule of the Registrant and its subsidiaries appearing in the Registrant's Annual Report on Form 10-K, as amended, for the year ended December 27, 1996.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

                                       /S/ BDO Seidman, LLP
                                       BDO Seidman, LLP
West Palm Beach, Florida
June 23, 1997